Exhibit 10.2

Description of 2005 Compensation of Directors

     During 2005, each director of CT Communications, Inc. (the “Company”) who is not employed by the Company or its subsidiaries (a “non-employee director”) is paid an annual retainer of $12,000. In addition, the Chairman of the Audit Committee is paid an annual retainer of $5,000 and the Chairman of each of the Compensation Committee and the Corporate Governance and Nominating Committee is paid an annual retainer of $3,000. Such annual retainers may be paid in the form of common stock issued under the Company’s 1996 Director Compensation Plan or the Company’s Amended and Restated 2001 Stock Incentive Plan.

     Each non-employee director receives $1,250 for each meeting of the Board of Directors attended. Committee members are paid $750 per committee meeting attended. For meetings of the Board of Directors by telephone conference call, non-employee directors are paid $625 per call. For committee meetings by telephone conference call, committee members are paid $375 per call. Meeting attendance fees are paid in cash or common stock. New non-employee directors are granted a one-time stock option with a value of $10,000 (based on Black Scholes). Non-employee directors also receive an annual stock option grant with a value of $10,000 (based on Black Scholes), which is fully vested on the date of grant. Non-employee directors are also paid $750 in cash or common stock for each informational luncheon session attended, which informational luncheons are not counted as meetings of the Board of Directors other than for purposes of compensation.